      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1999


                                                      REGISTRATION NO. 333-75517
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              THE GILLETTE COMPANY
             (Exact name of registrant as specified in its charter)

              DELAWARE                                3420                                   04-1366970
   (State or other jurisdiction of        (Primary Standard Industrial                    (I.R.S. Employer
   incorporation or organization)          Classification Code Number)                 Identification Number)

                           PRUDENTIAL TOWER BUILDING
                          BOSTON, MASSACHUSETTS 02199
                                 (617) 421-7000
          (Address of principal executive offices, including zip code)

                               JILL C. RICHARDSON
                                   SECRETARY
                              THE GILLETTE COMPANY
                           PRUDENTIAL TOWER BUILDING
                          BOSTON, MASSACHUSETTS 02199
                                 (617) 421-7000
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                            ------------------------

                  Please send copies of all communications to:

  WILLIAM J. MOSTYN, III,        MARY E. WEBER, ESQ.       FRANCIS J. MORISON, ESQ.       DAVID J. SORKIN, ESQ.
           ESQ.                     Ropes & Gray             Davis Polk & Wardwell     Simpson Thacher & Bartlett
   The Gillette Company        One International Place       450 Lexington Avenue         425 Lexington Avenue
 Prudential Tower Building   Boston, Massachusetts 02110   New York, New York 10017     New York, New York 10021
Boston, Massachusetts 02199        (617) 951-7000               (212) 450-4000               (212) 455-2000
      (617) 421-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF             AMOUNT TO BE             OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
  SECURITIES TO BE REGISTERED           REGISTERED(1)             PER SHARE(2)              PRICE(2)               FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock -- $1.00 Par Value
  (including Preferred Stock
  Purchase Rights)..............      29,502,559 Shares            $60.84375           $1,795,046,324.16      $499,022.88(3)
=============================================================================================================================


(1) Includes 3,848,160 shares which may be sold pursuant to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale prices on March 30, 1999.
(3) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 1, 1999


PROSPECTUS

                               25,654,399 SHARES

                            [GILLETTE COMPANY LOGO]

                                  COMMON STOCK

                            ------------------------

        The KKR partnerships will offer all of the shares to be sold in the offering. The U.S. underwriters will offer 23,088,959 shares in the United States and Canada, and the international managers will offer 2,565,440 shares outside of the United States and Canada.


        Our common stock is listed on the New York Stock Exchange under the ticker symbol "G". On June 30, 1999, the last sale price of one share of our common stock on the New York Stock Exchange was $41.

                            ------------------------

                                                              PER SHARE        TOTAL
                                                              ---------        -----
     Public Offering Price..................................      $              $
     Underwriting Discount..................................      $              $
     Proceeds, before expenses, to the KKR partnerships.....      $              $

        The U.S. underwriters may also purchase up to an additional 3,463,344 shares of common stock from the KKR partnerships at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 384,816 shares from the KKR partnerships.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of common stock will be ready for delivery on or about
                    , 1999.

                            ------------------------

MERRILL LYNCH & CO.
          CREDIT SUISSE FIRST BOSTON
                      GOLDMAN, SACHS & CO.
                                 J.P. MORGAN & CO.
                                           MORGAN STANLEY DEAN WITTER
                                                  SALOMON SMITH BARNEY

                            ------------------------

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
Information about The Gillette Company......................    3
Where You Can Find More Information.........................    4
Recent Developments.........................................    5
Use of Proceeds.............................................    6
Selling Stockholder.........................................    6
Description of Capital Stock................................    7
Underwriting................................................   11
Legal Matters...............................................   14
Experts.....................................................   14

                            ------------------------

        In this prospectus, "Gillette", "we", "us" and "our" refer to The Gillette Company.

                     INFORMATION ABOUT THE GILLETTE COMPANY

        Our businesses range across several industry segments, including blades and razors, toiletries, stationery products, electric shavers, small household appliances, hair care appliances, oral care appliances, oral care products and alkaline batteries for consumer products.

        Founded in 1901, we are the world leader in male grooming products, a category that includes blades and razors and shaving preparations. We hold the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. We are the world's top seller of writing instruments and correction products, toothbrushes and oral care appliances. In addition, we are the world leader in alkaline batteries.

        We have a wide array of well-established brands, including: razor and blade products under the MACH 3(R), Sensor Excel(R), Sensor(R), Atra(R), Trac II(R), Custom Plus(R) and Good News(R) names; Braun(R) electric shavers and appliances; Gillette(R) Series, Right Guard(R), Soft & Dri(R) and Dry Idea(R) deodorant antiperspirant brands; White Rain(R) hair care line; Parker(R), Paper Mate(R), Waterman(R) and Flair(R) writing instruments; Liquid Paper(R) correction products; Oral-B(R) dental products; and Duracell(R) consumer batteries.


        We are divided into five worldwide business management groups, organized on a product line basis: male and female grooming; Duracell; Braun; Oral-B; and Stationery; and five commercial operations groups, organized on a geographic basis: North America; Latin America; Europe; Africa, Middle East and Eastern Europe, or "AMEE"; and Asia-Pacific. The business management groups are responsible for consumer marketing, research and development and manufacturing. The commercial operations groups are responsible for sales and trade marketing.



        As of May 31, 1999, we conducted manufacturing operations at 62 facilities in 25 countries and distributed products through wholesalers, retailers and agents in over 200 countries and territories.


        Our executive offices are located at Prudential Tower Building, Boston, Massachusetts 02199, and our telephone number is (617) 421-7000.

                      WHERE YOU CAN FIND MORE INFORMATION


        We are governed by the informational requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference rooms maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We also file reports, proxy statements and other information with the SEC electronically, and these materials may be inspected and copied at the SEC's Web site (http://www.sec.gov). In addition, these materials can be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



        This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information set forth in the registration statement. Parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. You may read and copy the registration statement at the SEC's public reference rooms listed above.


        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act before the termination of this offering:

        (1) The description of our capital stock contained in our Registration Statement on Form 8-A/ A filed on November 12, 1996.

        (2) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        (3) Our Current Report on Form 8-K filed on February 19, 1999.

        (4) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        (5) Our Current Report on Form 8-K filed on April 7, 1999.


        (6) Our Current Report on Form 8-K filed on June 22, 1999.



        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus. You may obtain these documents by writing to The Gillette Company, Prudential Tower Building, Boston, Massachusetts 02199, Attention:
Corporate Secretary, or by calling (617) 421-7000.

                              RECENT DEVELOPMENTS

FIRST QUARTER RESULTS

        On April 15, 1999, we announced our earnings for the three months ended March 31, 1999.

        Sales for the three months ended March 31, 1999 were $1.94 billion, a decrease of 4% from $2.03 billion in the first quarter of 1998. Excluding the adverse effects of exchange and the divestitures of our Jafra cosmetics and rechargeable battery businesses, sales rose 3% rather than the reported 4% decrease. Profit from operations was $447 million, up 3% from $434 million a year earlier. First quarter net income of $269 million, which was reduced by the higher interest costs associated with our share buyback program, was virtually unchanged from our previous year's first quarter net income of $268 million. Fully diluted net income per common share increased 4% to $0.24, compared with $0.23 for the prior year's first quarter.

        The unaudited consolidated income account follows:

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                1999             1998
                                                                ----             ----
                                                                (DOLLARS IN MILLIONS,
                                                              EXCEPT PER SHARE AMOUNTS)
Net Sales...................................................    $1,939           $2,025
Profit from Operations......................................       447              434
Income Before Income Taxes..................................       412              414
Income Taxes................................................       143              146
Net Income..................................................    $  269           $  268
                                                                ======           ======

Weighted Average Number of Common Shares Outstanding
     Basic..................................................     1,107            1,122
     Assuming Full Dilution.................................     1,132            1,152

Net Income per Common Share
     Basic..................................................    $ 0.24           $ 0.24
     Assuming Full Dilution.................................    $ 0.24           $ 0.23

DIVIDENDS

        On April 15, 1999, our Board of Directors declared a quarterly dividend of $0.1475 per common share, payable on June 4, 1999 to stockholders of record on May 3, 1999. This represented a 16% increase from the previous quarterly dividend of $0.1275 per common share and established a new annual rate of $0.59 per common share, compared with the former rate of $0.51 per common share.

                                USE OF PROCEEDS

        All net proceeds from the sale of the shares of our common stock offered in this prospectus will go to the KKR partnerships. Neither we nor any of our executive officers or employees will be selling shares or receiving proceeds from this offering.

                              SELLING STOCKHOLDER

        The KKR partnerships acquired the shares of our common stock in a merger in which we acquired Duracell.

        The following table sets forth information regarding beneficial ownership of our common stock by the KKR partnerships at March 31, 1999. The information below assumes that the underwriters do not exercise their over-allotment options. If the over-allotment options are exercised in full, the KKR partnerships will offer 29,502,559 shares of common stock. Shares of common stock shown as beneficially owned by the KKR partnerships are owned of record by KKR Associates and by DI Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, who is one of our directors, is a general partner of KKR Associates.

                             BENEFICIAL OWNERSHIP                                  BENEFICIAL OWNERSHIP
                               PRIOR TO OFFERING        SHARES BEING OFFERED          AFTER OFFERING
                            -----------------------    -----------------------    -----------------------
                              SHARES     PERCENTAGE      SHARES     PERCENTAGE      SHARES     PERCENTAGE
                            ----------   ----------    ----------   ----------    ----------   ----------
KKR partnerships..........  51,308,798      4.6%       25,654,399      2.3%       25,654,399      2.3%

                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 2,320,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, without par value.

COMMON STOCK


        The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors and paid by us. This right is subordinate to the preferences of our outstanding preferred stock. Holders of our common stock have one vote per share. There is no cumulative voting. If we are liquidated, dissolved or wound-up, we will pay our creditors first, followed by our preferred stockholders. Subsequently, we will distribute our remaining assets to our common stockholders in proportion to the number of shares that each stockholder owns. Other than the preferred stock purchase rights referred to below, holders of our common stock have no preemptive or other subscription rights. There are no conversion, redemption or sinking fund provisions applicable to our common stock. Our Board of Directors is authorized to issue all of the authorized and unissued shares of our common stock.


        BankBoston, N.A. is the registrar and transfer agent of the shares of our common stock.

        At March 31, 1999, 1,109,122,807 shares of our common stock were outstanding and held of record by 61,696 holders.

PREFERRED STOCK


        Our Board of Directors is authorized to fix the terms of one or more series of a class of preferred stock. It is also authorized to issue any or all of the authorized and unissued shares of preferred stock. Issuances of preferred stock may limit or qualify the rights of the holders of our common stock.


Series C ESOP Convertible Preferred Stock


        At March 31, 1999, 147,581 shares of Series C ESOP convertible preferred stock, no par value per share, were outstanding. All of the outstanding shares of our ESOP convertible preferred stock are held by our Employee Stock Ownership Plan. The shares of ESOP convertible preferred stock have the following terms:


        - Dividends. The holders of the ESOP convertible preferred stock are entitled to receive cash dividends in the amount of $48.23 per share per year. These dividends accrue whether or not declared. If they are not paid when accrued, they also cumulate. If full cumulative dividends on the ESOP convertible preferred stock have not been declared and paid or set apart for payment when due, we are not allowed to pay dividends on any other class of stock ranking junior to the ESOP convertible preferred stock, including our common stock.

        - Liquidation. If we are liquidated, dissolved or wound-up, holders of ESOP convertible preferred stock are entitled to receive liquidating distributions in the amount of $602.875 per share, plus an amount equal to all accumulated and unpaid dividends.

        - Conversion. As of March 31, 1999, each share of ESOP convertible preferred stock was convertible into 80 shares of common stock. This conversion ratio will be adjusted for stock dividends, stock splits and similar events.

        - Voting. In any matter submitted to a vote of the holders of our common stock, each share of ESOP convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which a share could be converted on the record date for the vote, whether or not then convertible.

        - Redemption. The ESOP convertible preferred stock is redeemable upon the occurrence of specified changes in control or other events at varying prices not less than $602.875 per share plus accumulated and unpaid dividends. Depending on the event, this redemption may be at our option or at the option of the holder. Except in the event of a merger in which we are not the surviving corporation, any redemption of ESOP convertible preferred stock may be made in cash or in shares of our common stock, at our sole option. We intend to redeem the ESOP convertible preferred stock solely in shares of our common stock.


Preferred Stock Purchase Rights

        We entered into a Renewed Rights Agreement dated as of December 14, 1995, effective as of December 9, 1996, with the First National Bank of Boston, as Rights Agent. One-half of a right is attached to each outstanding share of our common stock and 40 rights are attached to each share of our ESOP convertible preferred stock. At March 31, 1999, 560,464,643.5 rights were outstanding.

        Each whole right may be exercised to purchase one ten-thousandth of a share of our Series A junior participating preferred stock for $225. The rights become exercisable on the earlier of:

        - ten business days after we announce that a person has acquired 15% or more of our common stock, or

        - ten business days after a tender offer commences that could result in a person's ownership of 15% or more of our common stock.

When the rights become exercisable, they will also become transferable apart from the shares of common stock or ESOP convertible preferred stock to which they are currently attached.

        If a person acquires 15% or more of our common stock, each holder of a right, other than the person who acquired our common stock, will have the right to receive, upon exercise of the right, shares of our common stock valued at double the exercise price. Holders will not have these rights if the person who acquires 15% or more of our common stock does so in a tender or exchange offer for all of our outstanding stock on terms approved by our Board of Directors. In the event of a merger or similar transaction that has not been approved by our Board of Directors, each holder of a right, other than the person who acquired our common stock, will have the right to receive, upon exercise of the right, shares of common stock of the acquiring company valued at double the exercise price.

        The rights have no voting power and are not entitled to receive dividends. The expiration date of the rights is December 14, 2005, but that date may be extended. We can redeem all of the outstanding rights for $0.01 each at any time until 10 business days following the date we announce that a person has acquired 15% or more of our common stock.

        Because this is a summary, it does not contain a complete description of the rights. The form of Renewed Rights Agreement, which specifies the terms of the rights, has been filed with the SEC as an exhibit to our Form 8-K dated December 18, 1995, and has been incorporated by reference into our Form 8A/A filed on November 12, 1996, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Series A Junior Participating Preferred Stock

        Our Board of Directors has reserved 400,000 shares of Series A junior participating preferred stock for issuance upon exercise of the rights. The junior participating preferred stock may be issued in fractional shares. The shares of junior participating preferred stock have the following terms:

        - Dividends. Each share of junior participating preferred stock will be entitled to receive cumulative quarterly cash dividends payable on the fifteenth day of January, April, July and October in each year. These dividends are payable at the greater of (a) $20 or (b) 10,000 times the aggregate per share amount of all dividends and distributions declared on our common stock, other than a dividend payable in shares of our common stock, since the previous quarterly dividend payment date for the junior participating preferred stock. The dividend may change due to anti-dilution adjustments. This dividend right is subordinate to the payment of dividends on the Series C ESOP convertible preferred stock and any other senior preferred stock.

        - Voting. Holders of shares of junior participating preferred stock will be entitled to 10,000 votes on all matters submitted to a vote of our stockholders. The number of votes per share of junior participating preferred stock may change due to anti-dilution adjustments. Holders of shares of junior participating preferred stock will vote together with the holders of our common stock as a single class, except as otherwise required by law. If at the time of any annual meeting of stockholders for the election of directors the amount of accrued but unpaid dividends upon the junior participating preferred stock is equal to six full quarterly dividends, the holders of shares of junior participating preferred stock, voting separately as a class, will have the right to elect two members of the Board of Directors. This right will continue until all accrued dividends are paid. In addition, while dividends on the junior participating preferred stock are unpaid as described above, the terms of the junior participating preferred stock limit our ability to pay dividends and to redeem, repurchase or otherwise acquire shares of our common stock.

        - Liquidation. If we are liquidated, dissolved or wound-up, holders of junior participating preferred stock will be entitled to receive, before any distribution is made with respect to shares of stock ranking junior to the junior participating preferred stock, an amount equal to the greater of (a) $200 per share or (b) 10,000 times the aggregate per share amount to be distributed to holders of our common stock. The ratio in clause (b) may change due to anti-dilution adjustments.


        - Consolidations, mergers and similar transactions. If a consolidation, merger, combination or similar transaction occurs and shares of our common stock are exchanged for or changed into stock or securities of another company, cash and/or other property, then the shares of junior participating preferred stock will be similarly exchanged or changed. Each share of junior participating preferred stock will be exchanged or changed in an amount per share equal to 10,000 times the aggregate amount of stock, securities, cash and/or other property payable in kind into which or for which each share of our common stock is changed or exchanged. This ratio may change due to anti-dilution adjustments.


        - Ranking. The shares of junior participating preferred stock rank junior to the Series C ESOP convertible preferred stock. Future series of preferred stock will rank on an equal basis with the junior participating preferred stock with respect to dividends and/or liquidation preference, unless our Board of Directors determines that these future series will be senior to the junior participating preferred stock.

        - Redemption. The junior participating preferred stock may not be mandatorily redeemed by us.


PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW AFFECTING CHANGES IN CONTROL


        In addition to several of the provisions described above, provisions of our Certificate of Incorporation and bylaws and Delaware law, including some of those described below, may have anti-takeover effects.


        - Board of Directors. Under Article 9 of our Certificate of Incorporation and the related provisions of Article XIII of our bylaws, our Board of Directors is classified into three classes. Each class is as equal in number as possible. One class is elected each year for a three-year term. A director may be removed for cause only by the majority vote of the outstanding shares entitled to vote. The affirmative vote of at least 75% of the votes of the shares entitled to vote is required to amend or repeal Article 9 of the Certificate of Incorporation or Article XIII of the bylaws or to adopt any provision inconsistent with those articles.

        - Meetings of stockholders. The bylaws provide that special meetings of stockholders may be called only by our Chief Executive Officer or by our Board of Directors. The bylaws also provide that in general we must receive stockholder proposals intended to be presented at a meeting of stockholders, including proposals for the nomination of directors, 60 days in advance of the meeting.


        - Indemnification. Our bylaws contain provisions requiring us to indemnify any of our directors, officers, employees or agents to the fullest extent permitted under Delaware law. Our Certificate of Incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages arising out of the director's breach of that person's fiduciary duty as a director, except to the extent that Delaware law does not permit exemption from such liability.


        - Amendment of bylaws. Our Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company, except as provided in our Certificate of Incorporation. The stockholders may also adopt, amend or repeal the bylaws.


        - Delaware law. We are governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder. This prohibition does not apply to a business combination approved in a manner described in the statute or if the stockholder acquires at least 85% of our outstanding stock, excluding stock held by directors who are also officers and specified employee rights plans. An "interested stockholder" is generally considered to be:


           - a person who owns 15% or more of our voting stock,

           - a person who is an affiliate of ours and owned 15% or more of our voting stock within the prior three years, or

           - an affiliate of either of these persons.

                                  UNDERWRITING

GENERAL

        The KKR partnerships intend to offer shares of our common stock in the United States and Canada through a number of U.S. underwriters and elsewhere through a number of international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as U.S. representatives of each of the U.S. underwriters named below. In a U.S. purchase agreement entered into by us, the KKR partnerships and the U.S. underwriters, the KKR partnerships have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters has agreed to purchase from the KKR partnerships, the number of shares of common stock shown opposite its name below. The obligations of the U.S. underwriters to purchase these shares are several and not joint. They are subject to the terms and conditions contained in the U.S. purchase agreement.

                                                                   NUMBER OF
                      U.S. UNDERWRITER                               SHARES
                      ----------------                             ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co.........................................
J.P. Morgan Securities Inc..................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................
                                                                   ----------
             Total..........................................       23,088,959
                                                                   ==========

        The KKR partnerships have also entered into an international purchase agreement with a group of international managers outside the United States and Canada for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, J.P. Morgan Securities Ltd., Morgan Stanley & Co. International Limited and Salomon Brothers International Limited are acting as lead managers. Concurrently with the sale of 23,088,959 shares of common stock to the U.S. underwriters as described above, the KKR partnerships have agreed to sell to the international managers, and the international managers have agreed to purchase from the KKR partnerships, a total of 2,565,440 shares of common stock. The obligations of the international managers to purchase these shares are several and not joint. They are subject to the terms and conditions contained in the international purchase agreement. The public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

        In the U.S. purchase agreement, the U.S. underwriters severally have agreed to purchase all of the shares of common stock being sold under that agreement if any of those shares are purchased. In the international purchase agreement, the international managers severally have agreed to purchase all of the shares of common stock being sold under that agreement if any of those shares are purchased. If there is a default by a U.S. underwriter or an international manager, the U.S. purchase agreement and the international purchase agreement provide that, in specified circumstances, the purchase commitments of the nondefaulting underwriters or managers may be increased or the purchase agreement may be terminated. The closings for the sales of shares of common stock to the U.S. underwriters and to the international managers are conditioned upon one another.

        We and the KKR partnerships have agreed to indemnify the U.S. underwriters and the international managers against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make for those liabilities.

        The U.S. underwriters are severally offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of specified legal matters by counsel for the underwriters and satisfaction of other conditions. The U.S. underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

        The U.S. representatives have advised us and the KKR partnerships that the U.S. underwriters propose initially to offer the shares of common stock to the public at the public offering price appearing on the cover page of this prospectus, and to selected dealers at that price less a concession not in
excess of $     per share of common stock. The U.S. underwriters may allow, and
those dealers may reallow, a discount not in excess of $     per share of common
stock to other dealers. After the public offering, the public offering price, concession and discount may change.

        The following table shows the per share and total public offering price, underwriting discount to be paid by the KKR partnerships to the U.S. underwriters and the international managers and the proceeds before expenses to the KKR partnerships. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options described below.

                                                        Per       Without       With
                                                       Share       Option      Option
                                                     ---------    --------    --------
Public Offering Price..............................  $            $           $
Underwriting Discount..............................  $            $           $
Proceeds, before expenses, to the KKR
  partnerships.....................................  $            $           $

        We will pay the expenses of the offering, not including the underwriting discount, which are estimated at $874,000.

INTERSYNDICATE AGREEMENT

        The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of our common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions permitted by the intersyndicate agreement.

OVER-ALLOTMENT OPTION

        The KKR partnerships have granted an option to the U.S. underwriters, exercisable from time to time for 30 days after the date of this prospectus, to purchase up to a total of 3,463,344 additional shares of our common stock at the public offering price appearing on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered by this prospectus. If the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of our common stock proportionate to the U.S. underwriter's initial number of shares reflected in the table shown above. The KKR partnerships have granted a similar over-allotment option to the international managers to purchase up to a total of 384,816 additional shares of common stock.

NO SALES OF SIMILAR SECURITIES

        We and the KKR partnerships have agreed, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus, not to

        - sell, pledge, assign, or transfer or dispose of any shares of our common stock, or any option, right, warrant or contract to purchase our common stock or any securities convertible into or exercisable or exchangeable for our common stock or

        - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

        We are not subject to these restrictions in the following instances:

        - issuances of common stock, options, phantom stock or other securities or rights under any of our employee or director compensation, option, savings, benefit or other plans, and hedging transactions and programs in connection with any of these plans.

        - issuances upon exercise, conversion or exchange of any securities or obligations outstanding on the date of the U.S. purchase agreement.

        - issuances of equity securities as consideration for an acquisition.

        - purchases of stock or uses of put options or other derivative securities pursuant to any previously announced stock repurchase program.

        - issuances of common stock, and securities or agreements with respect to our common stock, in the aggregate not greater than 2,000,000 shares of common stock.

NEW YORK STOCK EXCHANGE

        Our common stock is listed on the New York Stock Exchange under the symbol "G".

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

        Until this distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

        If the underwriters create a short position in our common stock in connection with the offering, meaning if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        None of Gillette, the KKR partnerships or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Gillette's common stock. In addition, none of Gillette, the KKR partnerships or any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

        Several of the underwriters and their affiliates engage in transactions with, and perform services for, us, our affiliates, the KKR partnerships and their affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, our affiliates, the KKR partnerships and their affiliates, for which they have received or will receive customary compensation.

                                 LEGAL MATTERS

        The validity of the common stock being offered in this prospectus will be passed upon for us by James P. Connolly, Esq., Acting General Counsel. As of June 2, 1999, Mr. Connolly beneficially owned approximately 198,996 shares of our common stock, including options to purchase 103,665 shares of common stock and 25 shares of common stock through his interest in our Employee Stock Ownership Plan. The validity of the common stock being offered in this prospectus will be passed upon for the U.S. underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

        The consolidated financial statements and schedules appearing in our annual report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as set forth in their reports. These reports are incorporated by reference in this prospectus in reliance upon such reports given upon authority of KPMG LLP as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,654,399 SHARES

                            [GILLETTE COMPANY LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JULY 1, 1999


PROSPECTUS

                               25,654,399 SHARES

                            [GILLETTE COMPANY LOGO]

                                  COMMON STOCK

                            ------------------------

        The KKR partnerships will offer all of the shares to be sold in the offering. The international managers will offer 2,565,440 shares outside of the United States and Canada, and the U.S. underwriters will offer 23,088,959 shares in the United States and Canada.


        Our common stock is listed on the New York Stock Exchange under the ticker symbol "G". On June 30, 1999, the last sale price of one share of our common stock on the New York Stock Exchange was $41.

                            ------------------------

                                                              PER SHARE        TOTAL
                                                              ---------        -----
     Public Offering Price..................................      $              $
     Underwriting Discount..................................      $              $
     Proceeds, before expenses, to the KKR partnerships.....      $              $

        The international managers may also purchase up to an additional 384,816 shares of common stock from the KKR partnerships at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 3,463,344 shares from the KKR partnerships.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of common stock will be ready for delivery on or about
                    , 1999.

                            ------------------------

MERRILL LYNCH INTERNATIONAL
       CREDIT SUISSE FIRST BOSTON
              GOLDMAN SACHS INTERNATIONAL
                      J.P. MORGAN SECURITIES LTD.
                             MORGAN STANLEY DEAN WITTER
                                    SALOMON SMITH BARNEY INTERNATIONAL

                            ------------------------

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
Information about The Gillette Company......................    3
Where You Can Find More Information.........................    4
Recent Developments.........................................    5
Use of Proceeds.............................................    6
Selling Stockholder.........................................    6
Material United States Tax Considerations Applicable to
  Non-United States Holders of Our Common Stock.............    7
Description of Capital Stock................................   10
Underwriting................................................   14
Legal Matters...............................................   17
Experts.....................................................   17

                            ------------------------

        In this prospectus, "Gillette", "we", "us" and "our" refer to The Gillette Company.

                     INFORMATION ABOUT THE GILLETTE COMPANY

        Our businesses range across several industry segments, including blades and razors, toiletries, stationery products, electric shavers, small household appliances, hair care appliances, oral care appliances, oral care products and alkaline batteries for consumer products.

        Founded in 1901, we are the world leader in male grooming products, a category that includes blades and razors and shaving preparations. We hold the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. We are the world's top seller of writing instruments and correction products, toothbrushes and oral care appliances. In addition, we are the world leader in alkaline batteries.

        We have a wide array of well-established brands, including: razor and blade products under the MACH 3(R), Sensor Excel(R), Sensor(R), Atra(R), Trac II(R), Custom Plus(R) and Good News(R) names; Braun(R) electric shavers and appliances; Gillette(R) Series, Right Guard(R), Soft & Dri(R) and Dry Idea(R) deodorant antiperspirant brands; White Rain(R) hair care line; Parker(R), Paper Mate(R), Waterman(R) and Flair(R) writing instruments; Liquid Paper(R) correction products; Oral-B(R) dental products; and Duracell(R) consumer batteries.


        We are divided into five worldwide business management groups, organized on a product line basis: male and female grooming; Duracell; Braun; Oral-B; and Stationery; and five commercial operations groups, organized on a geographic basis: North America; Latin America; Europe; Africa, Middle East and Eastern Europe, or "AMEE"; and Asia-Pacific. The business management groups are responsible for consumer marketing, research and development and manufacturing. The commercial operations groups are responsible for sales and trade marketing.



        As of May 31, 1999, we conducted manufacturing operations at 62 facilities in 25 countries and distributed products through wholesalers, retailers and agents in over 200 countries and territories.


        Our executive offices are located at Prudential Tower Building, Boston, Massachusetts 02199, and our telephone number is (617) 421-7000.

                      WHERE YOU CAN FIND MORE INFORMATION


        We are governed by the informational requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference rooms maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We also file reports, proxy statements and other information with the SEC electronically, and these materials may be inspected and copied at the SEC's Web site (http://www.sec.gov). In addition, these materials can be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



        This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information set forth in the registration statement. Parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. You may read and copy the registration statement at the SEC's public reference rooms listed above.


        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act before the termination of this offering:

        (1) The description of our capital stock contained in our Registration Statement on Form 8-A/A filed on November 12, 1996.

        (2) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        (3) Our Current Report on Form 8-K filed on February 19, 1999.

        (4) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        (5) Our Current Report on Form 8-K filed on April 7, 1999.


        (6) Our Current Report on Form 8-K filed on June 22, 1999.



        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus. You may obtain these documents by writing to The Gillette Company, Prudential Tower Building, Boston, Massachusetts 02199, Attention:
Corporate Secretary, or by calling (617) 421-7000.

                              RECENT DEVELOPMENTS

FIRST QUARTER RESULTS

        On April 15, 1999, we announced our earnings for the three months ended March 31, 1999.

        Sales for the three months ended March 31, 1999 were $1.94 billion, a decrease of 4% from $2.03 billion in the first quarter of 1998. Excluding the adverse effects of exchange and the divestitures of our Jafra cosmetics and rechargeable battery businesses, sales rose 3% rather than the reported 4% decrease. Profit from operations was $447 million, up 3% from $434 million a year earlier. First quarter net income of $269 million, which was reduced by the higher interest costs associated with our share buyback program, was virtually unchanged from our previous year's first quarter net income of $268 million. Fully diluted net income per common share increased 4% to $0.24, compared with $0.23 for the prior year's first quarter.

        The unaudited consolidated income account follows:

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                1999             1998
                                                                ----             ----
                                                                (DOLLARS IN MILLIONS,
                                                              EXCEPT PER SHARE AMOUNTS)
Net Sales...................................................    $1,939           $2,025
Profit from Operations......................................       447              434
Income Before Income Taxes..................................       412              414
Income Taxes................................................       143              146
Net Income..................................................    $  269           $  268
                                                                ======           ======

Weighted Average Number of Common Shares Outstanding
     Basic..................................................     1,107            1,122
     Assuming Full Dilution.................................     1,132            1,152

Net Income per Common Share
     Basic..................................................    $ 0.24           $ 0.24
     Assuming Full Dilution.................................    $ 0.24           $ 0.23

DIVIDENDS

        On April 15, 1999, our Board of Directors declared a quarterly dividend of $0.1475 per common share, payable on June 4, 1999 to stockholders of record on May 3, 1999. This represented a 16% increase from the previous quarterly dividend of $0.1275 per common share and established a new annual rate of $0.59 per common share, compared with the former rate of $0.51 per common share.

                                USE OF PROCEEDS

        All net proceeds from the sale of the shares of our common stock offered in this prospectus will go to the KKR partnerships. Neither we nor any of our executive officers or employees will be selling shares or receiving proceeds from this offering.

                              SELLING STOCKHOLDER

        The KKR partnerships acquired the shares of our common stock in a merger in which we acquired Duracell.

        The following table sets forth information regarding beneficial ownership of our common stock by the KKR partnerships at March 31, 1999. The information below assumes that the underwriters do not exercise their over-allotment options. If the over-allotment options are exercised in full, the KKR partnerships will offer 29,502,559 shares of common stock. Shares of common stock shown as beneficially owned by the KKR partnerships are owned of record by KKR Associates and by DI Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, who is one of our directors, is a general partner of KKR Associates.

                             BENEFICIAL OWNERSHIP                                  BENEFICIAL OWNERSHIP
                               PRIOR TO OFFERING        SHARES BEING OFFERED          AFTER OFFERING
                            -----------------------    -----------------------    -----------------------
                              SHARES     PERCENTAGE      SHARES     PERCENTAGE      SHARES     PERCENTAGE
                            ----------   ----------    ----------   ----------    ----------   ----------
KKR partnerships..........  51,308,798      4.6%       25,654,399      2.3%       25,654,399      2.3%

            MATERIAL UNITED STATES TAX CONSIDERATIONS APPLICABLE TO
                 NON-UNITED STATES HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a person that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as defined in the Internal Revenue Code. We refer to these persons in the following discussion as "non-U.S. holders." This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder in light of the holder's particular situation. This discussion does not deal with all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders, including special rules applicable to some United States expatriates. In addition, it does not deal with United States state and local or foreign tax consequences. This discussion is not intended for non-U.S. holders who will not hold our common stock as capital assets or non-U.S. holders who receive special treatment under the Internal Revenue Code, including insurance companies, tax-exempt entities, financial institutions, broker-dealers and persons who would hold our common stock as part of a straddle, hedge or conversion transaction. Furthermore, the following discussion is based on provisions of the Internal Revenue Code, existing and proposed regulations and administrative and judicial interpretations as of the date of this prospectus, all of which may change. These changes may have retroactive effect. Each prospective non-U.S. holder is urged to consult a tax advisor with respect to the United States federal tax consequences of purchasing, holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

        Among other ways, a non-U.S. citizen may be deemed to be a resident alien rather than a non-resident alien with respect to any calendar year by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two preceding calendar years. All of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year will be counted for this purpose. Resident aliens are subject to United States federal tax as if they were United States citizens.

DIVIDENDS ON COMMON STOCK

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of these dividends. This rate may be lower if specified by an applicable income tax treaty. Withholding will not apply to dividends paid to a non-U.S. holder of our common stock if the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. Dividends that are effectively connected with the holder's conduct of a trade or business in the United States are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Withholding generally does not apply to these dividends, provided that the holder complies with certification and disclosure requirements. A foreign corporation which receives effectively connected dividends may also, under some circumstances, be required to pay an additional "branch profits tax" on these dividends at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

        Under the current law, dividends paid to an addressee outside the United States are presumed to be paid to a resident of the country of address, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty. Under recently finalized new withholding regulations, a non-U.S. holder of our common stock will be required to satisfy certification and other requirements in order to claim the benefit of a reduced withholding tax rate with respect to dividends under an applicable treaty. In addition, under the new withholding regulations, in the case of common stock held by a foreign partnership, the certification requirements would generally be applied to the partners and the partnership may be required to provide information, including a United States taxpayer identification number. The new withholding regulations also provide look-through rules for tiered partnerships. The new withholding regulations are generally effective for payments made after December 31, 2000. Non-U.S. holders are encouraged to consult their own tax advisors with respect to the application of the new withholding regulations.

        A non-U.S. holder of our common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF OUR COMMON STOCK

        A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds our common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and other conditions are met, or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period and the non-U.S. holder owned more than 5% of our common stock at any time during this period. We believe that we have not been and are not a United States real property holding corporation for United States federal income tax purposes and do not currently anticipate becoming a United States real property holding corporation. Different tax consequences would apply to some non-U.S. holders if we were to become a United States real property holding corporation. If a non-U.S. holder falls under clause (i) above, the holder will be taxed on the net gain derived from the sale at regular graduated United States federal income tax rates (the branch profits tax also may apply if the non-U.S. holder is a corporation). If a non-U.S. holder falls under clause
(ii) above, the holder generally must pay a flat 30% tax on the net gain derived from the sale which gain may be offset by United States capital losses recognized in the same taxable year as the sale.

FEDERAL ESTATE TAX

        Common stock owned or treated as owned by a non-U.S. holder at the time of death, or common stock of which the non-U.S. holder made specified types of lifetime transfers, will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

        We must report to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to the holder. In addition, we must report the name and address of each holder and the tax withheld, if any, with respect to these dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        Under current law, backup withholding will generally not apply to dividends paid to a non-U.S. holder at an address outside the United States. However, backup withholding will apply if the non-U.S. holder is engaged in a trade or business in the United States or if the payer has knowledge that the payee is a United States person. Backup withholding is a withholding imposed at the rate of 31% on some payments to persons that fail to furnish information under United States information reporting requirements. However, under the new withholding regulations, which are generally effective for dividends paid after December 31, 2000, backup withholding may apply to dividend payments unless certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the new withholding regulations.

        In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker. If, however, the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States or, effective for payments after December 31, 2000, a foreign partnership (i) more than 50% of the income or capital interests of which are owned by United States persons or (ii) that is engaged in a United States trade or business, backup withholding will not apply to these payments, but information reporting requirements will apply. However, these payments will not be subject to information reporting if the broker has documentary evidence in its records that the beneficial owner of the stock sold is a non-U.S. holder and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

        Payment to or through a United States office of a broker of the proceeds of a sale of common stock is generally subject to both backup withholding and information reporting unless the beneficial owner certifies on a Form W-8 (or a suitable substitute form) under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption.

        Generally effective for payments after December 31, 2000, the new withholding regulations unify some of the certification procedures and forms and the reliance standards relating to information reporting and backup withholding.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the United States Internal Revenue Service.

                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 2,320,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, without par value.

COMMON STOCK


        The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors and paid by us. This right is subordinate to the preferences of our outstanding preferred stock. Holders of our common stock have one vote per share. There is no cumulative voting. If we are liquidated, dissolved or wound-up, we will pay our creditors first, followed by our preferred stockholders. Subsequently, we will distribute our remaining assets to our common stockholders in proportion to the number of shares that each stockholder owns. Other than the preferred stock purchase rights referred to below, holders of our common stock have no preemptive or other subscription rights. There are no conversion, redemption or sinking fund provisions applicable to our common stock. Our Board of Directors is authorized to issue all of the authorized and unissued shares of our common stock.


        BankBoston, N.A. is the registrar and transfer agent of the shares of our common stock.

        At March 31, 1999, 1,109,122,807 shares of our common stock were outstanding and held of record by 61,696 holders.

PREFERRED STOCK


        Our Board of Directors is authorized to fix the terms of one or more series of a class of preferred stock. It is also authorized to issue any or all of the authorized and unissued shares of preferred stock. Issuances of preferred stock may limit or qualify the rights of the holders of our common stock.


Series C ESOP Convertible Preferred Stock


        At March 31, 1999, 147,581 shares of Series C ESOP convertible preferred stock, no par value per share, were outstanding. All of the outstanding shares of our ESOP convertible preferred stock are held by our Employee Stock Ownership Plan. The shares of ESOP convertible preferred stock have the following terms:


        - Dividends. The holders of the ESOP convertible preferred stock are entitled to receive cash dividends in the amount of $48.23 per share per year. These dividends accrue whether or not declared. If they are not paid when accrued, they also cumulate. If full cumulative dividends on the ESOP convertible preferred stock have not been declared and paid or set apart for payment when due, we are not allowed to pay dividends on any other class of stock ranking junior to the ESOP convertible preferred stock, including our common stock.

        - Liquidation. If we are liquidated, dissolved or wound-up, holders of ESOP convertible preferred stock are entitled to receive liquidating distributions in the amount of $602.875 per share, plus an amount equal to all accumulated and unpaid dividends.

        - Conversion. As of March 31, 1999, each share of ESOP convertible preferred stock was convertible into 80 shares of common stock. This conversion ratio will be adjusted for stock dividends, stock splits and similar events.

        - Voting. In any matter submitted to a vote of the holders of our common stock, each share of ESOP convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which a share could be converted on the record date for the vote, whether or not then convertible.

        - Redemption. The ESOP convertible preferred stock is redeemable upon the occurrence of specified changes in control or other events at varying prices not less than $602.875 per share plus accumulated and unpaid dividends. Depending on the event, this redemption may be at our option or at the option of the holder. Except in the event of a merger in which we are not the surviving corporation, any redemption of ESOP convertible preferred stock may be made in cash or in shares of our common stock, at our sole option. We intend to redeem the ESOP convertible preferred stock solely in shares of our common stock.


Preferred Stock Purchase Rights

        We entered into a Renewed Rights Agreement dated as of December 14, 1995, effective as of December 9, 1996, with the First National Bank of Boston, as Rights Agent. One-half of a right is attached to each outstanding share of our common stock and 40 rights are attached to each share of our ESOP convertible preferred stock. At March 31, 1999, 560,464,643.5 rights were outstanding.

        Each whole right may be exercised to purchase one ten-thousandth of a share of our Series A junior participating preferred stock for $225. The rights become exercisable on the earlier of:

        - ten business days after we announce that a person has acquired 15% or more of our common stock, or

        - ten business days after a tender offer commences that could result in a person's ownership of 15% or more of our common stock.

When the rights become exercisable, they will also become transferable apart from the shares of common stock or ESOP convertible preferred stock to which they are currently attached.

        If a person acquires 15% or more of our common stock, each holder of a right, other than the person who acquired our common stock, will have the right to receive, upon exercise of the right, shares of our common stock valued at double the exercise price. Holders will not have these rights if the person who acquires 15% or more of our common stock does so in a tender or exchange offer for all of our outstanding stock on terms approved by our Board of Directors. In the event of a merger or similar transaction that has not been approved by our Board of Directors, each holder of a right, other than the person who acquired our common stock, will have the right to receive, upon exercise of the right, shares of common stock of the acquiring company valued at double the exercise price.

        The rights have no voting power and are not entitled to receive dividends. The expiration date of the rights is December 14, 2005, but that date may be extended. We can redeem all of the outstanding rights for $0.01 each at any time until 10 business days following the date we announce that a person has acquired 15% or more of our common stock.

        Because this is a summary, it does not contain a complete description of the rights. The form of Renewed Rights Agreement, which specifies the terms of the rights, has been filed with the SEC as an exhibit to our Form 8-K dated December 18, 1995, and has been incorporated by reference into our Form 8A/A filed on November 12, 1996, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Series A Junior Participating Preferred Stock

        Our Board of Directors has reserved 400,000 shares of Series A junior participating preferred stock for issuance upon exercise of the rights. The junior participating preferred stock may be issued in fractional shares. The shares of junior participating preferred stock have the following terms:

        - Dividends. Each share of junior participating preferred stock will be entitled to receive cumulative quarterly cash dividends payable on the fifteenth day of January, April, July and October in each year. These dividends are payable at the greater of (a) $20 or (b) 10,000 times the aggregate per share amount of all dividends and distributions declared on our common stock, other than a dividend payable in shares of our common stock, since the previous quarterly dividend payment date for the junior participating preferred stock. The dividend may change due to anti-dilution adjustments. This dividend right is subordinate to the payment of dividends on the Series C ESOP convertible preferred stock and any other senior preferred stock.

        - Voting. Holders of shares of junior participating preferred stock will be entitled to 10,000 votes on all matters submitted to a vote of our stockholders. The number of votes per share of junior participating preferred stock may change due to anti-dilution adjustments. Holders of shares of junior participating preferred stock will vote together with the holders of our common stock as a single class, except as otherwise required by law. If at the time of any annual meeting of stockholders for the election of directors the amount of accrued but unpaid dividends upon the junior participating preferred stock is equal to six full quarterly dividends, the holders of shares of junior participating preferred stock, voting separately as a class, will have the right to elect two members of the Board of Directors. This right will continue until all accrued dividends are paid. In addition, while dividends on the junior participating preferred stock are unpaid as described above, the terms of the junior participating preferred stock limit our ability to pay dividends and to redeem, repurchase or otherwise acquire shares of our common stock.

        - Liquidation. If we are liquidated, dissolved or wound-up, holders of junior participating preferred stock will be entitled to receive, before any distribution is made with respect to shares of stock ranking junior to the junior participating preferred stock, an amount equal to the greater of (a) $200 per share or (b) 10,000 times the aggregate per share amount to be distributed to holders of our common stock. The ratio in clause (b) may change due to anti-dilution adjustments.


        - Consolidations, mergers and similar transactions. If a consolidation, merger, combination or similar transaction occurs and shares of our common stock are exchanged for or changed into stock or securities of another company, cash and/or other property, then the shares of junior participating preferred stock will be similarly exchanged or changed. Each share of junior participating preferred stock will be exchanged or changed in an amount per share equal to 10,000 times the aggregate amount of stock, securities, cash and/or other property payable in kind into which or for which each share of our common stock is changed or exchanged. This ratio may change due to anti-dilution adjustments.


        - Ranking. The shares of junior participating preferred stock rank junior to the Series C ESOP convertible preferred stock. Future series of preferred stock will rank on an equal basis with the junior participating preferred stock with respect to dividends and/or liquidation preference, unless our Board of Directors determines that these future series will be senior to the junior participating preferred stock.

        - Redemption. The junior participating preferred stock may not be mandatorily redeemed by us.


PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW AFFECTING CHANGES IN CONTROL


        In addition to several of the provisions described above, provisions of our Certificate of Incorporation and bylaws and Delaware law, including some of those described below, may have anti-takeover effects.


        - Board of Directors. Under Article 9 of our Certificate of Incorporation and the related provisions of Article XIII of our bylaws, our Board of Directors is classified into three classes. Each class is as equal in number as possible. One class is elected each year for a three-year term. A director may be removed for cause only by the majority vote of the outstanding shares entitled to vote. The affirmative vote of at least 75% of the votes of the shares entitled to vote is required to amend or repeal Article 9 of the Certificate of Incorporation or Article XIII of the bylaws or to adopt any provision inconsistent with those articles.

        - Meetings of stockholders. The bylaws provide that special meetings of stockholders may be called only by our Chief Executive Officer or by our Board of Directors. The bylaws also provide that in general we must receive stockholder proposals intended to be presented at a meeting of stockholders, including proposals for the nomination of directors, 60 days in advance of the meeting.


        - Indemnification. Our bylaws contain provisions requiring us to indemnify any of our directors, officers, employees or agents to the fullest extent permitted under Delaware law. Our Certificate of Incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages arising out of the director's breach of that person's fiduciary duty as a director, except to the extent that Delaware law does not permit exemption from such liability.


        - Amendment of bylaws. Our Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company, except as provided in our Certificate of Incorporation. The stockholders may also adopt, amend or repeal the bylaws.


        - Delaware law. We are governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder. This prohibition does not apply to a business combination approved in a manner described in the statute or if the stockholder acquires at least 85% of our outstanding stock, excluding stock held by directors who are also officers and specified employee rights plans. An "interested stockholder" is generally considered to be:


           - a person who owns 15% or more of our voting stock,

           - a person who is an affiliate of ours and owned 15% or more of our voting stock within the prior three years, or

           - an affiliate of either of these persons.

                                  UNDERWRITING

GENERAL

        The KKR partnerships intend to offer shares of our common stock outside the United States and Canada through a number of international managers and in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, J.P. Morgan Securities Ltd., Morgan Stanley & Co. International Limited and Salomon Brothers International Limited are acting as lead managers of each of the international managers named below. In an international purchase agreement entered into by us, the KKR partnerships and the international managers, the KKR partnerships have agreed to sell to the international managers, and each of the international managers has agreed to purchase from the KKR partnerships, the number of shares of common stock shown opposite its name below. The obligations of the international managers to purchase these shares are several and not joint. They are subject to the terms and conditions contained in the international purchase agreement.

                                                                  NUMBER OF
                   INTERNATIONAL MANAGER                           SHARES
                   ---------------------                        -------------
Merrill Lynch International.................................
Credit Suisse First Boston (Europe) Limited.................
Goldman Sachs International.................................
J.P. Morgan Securities Ltd..................................
Morgan Stanley & Co. International Limited..................
Salomon Brothers International Limited......................
                                                                  ---------
             Total..........................................      2,565,440
                                                                  =========

        The KKR partnerships have also entered into a U.S. purchase agreement with a group of underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as U.S. representatives. Concurrently with the sale of 2,565,440 shares of common stock to the international managers as described above, the KKR partnerships have agreed to sell to the U.S. underwriters, and the U.S. underwriters have agreed to purchase from the KKR partnerships, a total of 23,088,959 shares of common stock. The obligations of the U.S. underwriters to purchase these shares are several and not joint. They are subject to the terms and conditions contained in the U.S. purchase agreement. The public offering price per share and the total underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

        In the international purchase agreement, the international managers severally have agreed to purchase all of the shares of common stock being sold under that agreement if any of those shares are purchased. In the U.S. purchase agreement, the U.S. underwriters severally have agreed to purchase all of the shares of common stock being sold under that agreement if any of those shares are purchased. If there is a default by a U.S. underwriter or an international manager, the U.S. purchase agreement and the international purchase agreement provide that, in specified circumstances, the purchase commitments of the nondefaulting underwriters or managers may be increased or the purchase agreement may be terminated. The closings for the sales of common stock to the international managers and to the U.S. underwriters are conditioned upon one another.

        We and the KKR partnerships have agreed to indemnify the international managers and the U.S. underwriters against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the international managers and U.S. underwriters may be required to make for those liabilities.

        The international managers are severally offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of specified legal matters by counsel for the international managers and satisfaction of other conditions. The international managers reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

        The lead managers have advised us and the KKR partnerships that the international managers propose initially to offer the shares of common stock to the public at the public offering price appearing on the cover page of this prospectus, and to selected dealers at that price less a concession not in
excess of $     per share of common stock. The international managers may allow,
and those dealers may reallow, a discount not in excess of $     per share of
common stock to other dealers. After the public offering, the public offering price, concession and discount may change.

        The following table shows the per share and total public offering price, underwriting discount to be paid by the KKR partnerships to the international managers and the U.S. underwriters and the proceeds before expenses to the KKR partnerships. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotments options described below.

                                                        Per       Without       With
                                                       Share       Option      Option
                                                     ---------    --------    --------
Public Offering Price..............................  $            $           $
Underwriting Discount..............................  $            $           $
Proceeds, before expenses, to the KKR
  partnerships.....................................  $            $           $

        We will pay the expenses of the offering, not including the underwriting discount, which are estimated at $874,000.

INTERSYNDICATE AGREEMENT

        The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of our common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions permitted by the intersyndicate agreement.

OVER-ALLOTMENT OPTION

        The KKR partnerships have granted an option to the international managers, exercisable from time to time for 30 days after the date of this prospectus, to purchase up to a total of 384,816 additional shares of our common stock at the public offering price appearing on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered by this prospectus. If the international managers exercise this option, each international manager will be obligated, subject to specified conditions, to purchase a number of additional shares of our common stock proportionate to the international manager's initial number of shares reflected in the table shown above. The KKR partnerships have granted a similar over-allotment option to the U.S. underwriters to purchase up to a total of 3,463,344 additional shares of common stock.

NO SALES OF SIMILAR SECURITIES

        We and the KKR partnerships have agreed, without the prior written consent of Merrill Lynch on behalf of the international managers for a period of 90 days after the date of this prospectus, not to

        - sell, pledge, assign, or transfer or dispose of any shares of our common stock, or any option, right, warrant or contract to purchase our common stock or any securities convertible into or exercisable or exchangeable for our common stock or

        - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

        We are not subject to these restrictions in the following instances:

        - issuances of common stock, options, phantom stock or other securities or rights under any of our employee or director compensation, option, savings, benefit or other plans, and hedging transactions and programs in connection with any of these plans.

        - issuances upon exercise, conversion or exchange of any securities or obligations outstanding on the date of the international purchase agreement.

        - issuances of equity securities as consideration for an acquisition.

        - purchases of stock or uses of put options or other derivative securities pursuant to any previously announced stock repurchase program.

        - issuances of common stock, and securities or agreements with respect to our common stock, in the aggregate not greater than 2,000,000 shares of common stock.

NEW YORK STOCK EXCHANGE

        Our common stock is listed on the New York Stock Exchange under the symbol "G".

NASD REGULATIONS

        Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price appearing on the cover page of this prospectus.

OTHER RELATIONSHIPS

        Several of the underwriters and their affiliates engage in transactions with, and perform services for, us, our affiliates, the KKR partnerships and their affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, our affiliates, the KKR partnerships and their affiliates for which they have received or will receive customary compensation.

                                 LEGAL MATTERS

        The validity of the common stock being offered in this prospectus will be passed upon for us by James P. Connolly, Esq., Acting General Counsel. As of June 2, 1999, Mr. Connolly beneficially owned approximately 198,996 shares of our common stock, including options to purchase 103,665 shares of common stock and 25 shares of common stock through his interest in our Employee Stock Ownership Plan. The validity of the common stock being offered in this prospectus will be passed upon for the international managers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

        The consolidated financial statements and schedules appearing in our annual report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as set forth in their reports. These reports are incorporated by reference in this prospectus in reliance upon such reports given upon authority of KPMG LLP as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,654,399 SHARES

                            [GILLETTE COMPANY LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL
                           CREDIT SUISSE FIRST BOSTON
                          GOLDMAN SACHS INTERNATIONAL
                          J.P. MORGAN SECURITIES LTD.
                           MORGAN STANLEY DEAN WITTER
                       SALOMON SMITH BARNEY INTERNATIONAL

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF DISTRIBUTION

SEC registration fee........................................  $499,022.88
Legal fees and expenses*....................................   125,000.00
Printing expenses*..........................................    50,000.00
Accounting fees and expenses*...............................   100,000.00
Miscellaneous*..............................................    99,977.12
                                                              -----------
     Total Expenses.........................................  $874,000.00
                                                              ===========

---------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (4) for any transaction from which the director derived an improper personal benefit.

        The Registrant's bylaws provide that the Registrant shall indemnify current or former directors, officers, employees or agents of the Registrant, in connection with proceedings brought against such persons by reason of their position with the Registrant to the fullest extent permitted by Delaware law. The Registrant's Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as is not permitted under the DGCL.

        The Registrant has obtained insurance policies that insure its directors and officers against certain liabilities.

        The proposed form of the underwriting agreement provides for indemnification of the directors and officers of the Registrant by the underwriters against certain liabilities. The selling stockholder has also agreed to indemnify the directors and officers of the Registrant against certain liabilities.

        For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16. EXHIBITS


TITLE OF
EXHIBIT
--------
     1.1  Form of U.S. Purchase Agreement*
     1.2  Form of International Purchase Agreement*
     4.1  Renewed Rights Agreement dated as of December 14, 1995 between The Gillette Company and The First National Bank of
          Boston, filed as Exhibit 4 to The Gillette Company Current
          Report on Form 8-K, dated December 18, 1995, Commission File
          No. 1-922, incorporated by reference herein
     4.2  Specimen of form of certificate representing ownership of
          The Gillette Company Common Stock, $1.00 par value,
          effective December 10, 1996, filed as Exhibit 4(a) to The
          Gillette Company Annual Report on Form 10-K for the year
          ended December 31, 1996, Commission File No. 1-922,
          incorporated by reference herein
     4.3  Form of Certificate of Designation, Preferences and Rights
          of Series A Junior Participating Preferred Stock of The
          Gillette Company filed as Exhibit A to Exhibit 1 to The
          Gillette Company Current Report on Form 8-K, dated December
          30, 1985, Commission File No. 1-911, incorporated by
          reference as Exhibit 4(c) to The Gillette Company Annual
          Report on Form 10-K for the year ended December 31, 1996,
          Commission File No. 1-922, incorporated by reference herein
     4.4  Amendment to Certificate of Designations, Preferences and
          Rights of Series A Junior Participating Preferred Stock
          dated December 9, 1996, filed as Exhibit 4(c) to The
          Gillette Company Annual Report on Form 10-K for the year
          ended December 31, 1996, File No. 1-922, incorporated by
          reference herein
     4.5  Certificate of Designation of the Series C ESOP Convertible
          Preferred Stock of The Gillette Company, dated January 17,
          1990, filed as Exhibit 4(e) to The Gillette Company Annual
          Report on Form 10-K for the year ended December 31, 1989,
          Commission File No. 1-922, incorporated by reference herein
     4.6  Certificate of Amendment relating to an increase in the amount of authorized shares of preferred stock and common
          stock, filed as Exhibit 3(i) to The Gillette Company
          Quarterly Report on Form 10-Q for the period ended March 31,
          1998, Commission File No. 1-922, incorporated by reference herein
     5.1  Opinion of James P. Connolly, Esq., Acting General Counsel*
    23.1  Consent of KPMG LLP
    23.2  Consent of James P. Connolly, Esq., Acting General Counsel
          (to be included in the opinion filed as Exhibit 5.1)*
    24.1  Power of Attorney*


---------------

* Previously filed.

ITEM 17. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) The undersigned Registrant hereby undertakes that:


          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification (other than by policies of insurance) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 1st day of July, 1999.


                                          THE GILLETTE COMPANY

                                          By:     /s/ CHARLES W. CRAMB
                                            ------------------------------------
                                              Name: Charles W. Cramb
                                              Title: Senior Vice
                                              President -- Finance,
                                              Chief Financial Officer and
                                              Principal Accounting Officer


        Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                       DATE
              ---------                                 -----                       ----
                  *                     Chairman of the Board, Chief Executive  July 1, 1999
--------------------------------------  Officer and Director
          Michael C. Hawley

         /s/ CHARLES W. CRAMB           Senior Vice President -- Finance,       July 1, 1999
--------------------------------------  Chief Financial Officer and Principal
           Charles W. Cramb             Accounting Officer

                  *                                    Director                 July 1, 1999
--------------------------------------
          Warren E. Buffett

                  *                                    Director                 July 1, 1999
--------------------------------------
           Wilbur H. Gantz

                  *                                    Director                 July 1, 1999
--------------------------------------
          Michael B. Gifford

                  *                                    Director                 July 1, 1999
--------------------------------------
          Carol R. Goldberg

                  *                                    Director                 July 1, 1999
--------------------------------------
          Herbert H. Jacobi

                  *                                    Director                 July 1, 1999
--------------------------------------
           Henry R. Kravis

              SIGNATURE                                 TITLE                       DATE
              ---------                                 -----                       ----
                  *                                    Director                 July 1, 1999
--------------------------------------
          Jorge Paulo Lemann

                  *                                    Director                 July 1, 1999
--------------------------------------
         Richard R. Pivirotto

                  *                                    Director                 July 1, 1999
--------------------------------------
       Alexander B. Trowbridge

                  *                                    Director                 July 1, 1999
--------------------------------------
          Marjorie M.T. Yang

                  *                                    Director                 July 1, 1999
--------------------------------------
           Alfred M. Zeien

      *By: /s/ CHARLES W. CRAMB
--------------------------------------
 Charles W. Cramb, for himself and as
           attorney-in-fact

                                 EXHIBIT INDEX


TITLE OF
EXHIBIT
--------

     1.1  Form of U.S. Purchase Agreement*
     1.2  Form of International Purchase Agreement*
     4.1 Renewed Rights Agreement dated as of December 14, 1995 between The Gillette Company and The First National Bank of
          Boston, filed as Exhibit 4 to The Gillette Company Current
          Report on Form 8-K, dated December 18, 1995, Commission File
          No. 1-922, incorporated by reference herein
     4.2 Specimen of form of certificate representing ownership of The Gillette Company Common Stock, $1.00 par value, effective December 10, 1996, filed as Exhibit 4(a) to The
          Gillette Company Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 1-922, incorporated by reference herein
     4.3 Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of The
          Gillette Company filed as Exhibit A to Exhibit 1 to The
          Gillette Company Current Report on Form 8-K, dated December
          30, 1985, Commission File No. 1-911, incorporated by reference as Exhibit 4(c) to The Gillette Company Annual
          Report on Form 10-K for the year ended December 31, 1996,
          Commission File No. 1-922, incorporated by reference herein
     4.4  Amendment to Certificate of Designations, Preferences and
          Rights of Series A Junior Participating Preferred Stock dated December 9, 1996, filed as Exhibit 4(c) to The
          Gillette Company Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-922, incorporated by reference herein
     4.5  Certificate of Designation of the Series C ESOP Convertible
          Preferred Stock of The Gillette Company, dated January 17,
          1990, filed as Exhibit 4(e) to The Gillette Company Annual
          Report on Form 10-K for the year ended December 31, 1989,
          Commission File No. 1-922, incorporated by reference herein
     4.6 Certificate of Amendment relating to an increase in the amount of authorized shares of preferred stock and common stock, filed as Exhibit 3(i) to The Gillette Company
          Quarterly Report on Form 10-Q for the period ended March 31,
          1998, Commission File No. 1-922, incorporated by reference herein
     5.1  Opinion of James P. Connolly, Esq., Acting General Counsel*
    23.1  Consent of KPMG LLP
    23.2  Consent of James P. Connolly, Esq., Acting General Counsel
          (to be included in the opinion filed as Exhibit 5.1)*
    24.1  Power of Attorney*


---------------

* Previously filed.